CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 92 to the Registration Statement on Form N-1A of Fidelity Devonshire Trust:
Fidelity Mid-Cap Stock Fund, of our report dated June 6, 1997 on the financial statements and financial highlights included in the April 30, 1997 Annual Reports to Shareholders of Fidelity Mid-Cap Stock Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.
 /s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
June 13, 1997